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                                                                    Exhibit 23.2

                        Report of Independent Accountants

To the Managers of AmeriCredit Automobile Receivables Trust 2002-E-M:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AmeriCredit Automobile Receivables Trust 2002-E-M at September 28, 2002, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
October 28, 2002

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                AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2002-E-M

                                  BALANCE SHEET

                               SEPTEMBER 27, 2002

                                     ASSETS

   Cash................................................................  $   1,000
                                                                         ---------
   Total Assets........................................................  $   1,000
                                                                         =========

                         LIABILITIES AND TRUST PRINCIPAL

   Interest in Trust...................................................  $   1,000
                                                                         ---------
   Total liabilities and trust principal...............................  $   1,000
                                                                         =========

    The accompanying notes are an integral part of this financial statement.
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                AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2002-E-M
                          NOTES TO FINANCIAL STATEMENT


                                -----------------


                  1.       Nature of Operations:

                  AmeriCredit Automobile Receivables Trust 2002-E-M (the "TRUST") was formed in the State of Delaware on October 18, 2002. The Trust has been inactive since that date.

                  The Trust was organized to engage exclusively in the following business and financial activities: to acquire motor vehicle retail installment sale contracts from AFS SenSub Corp. and any of its affiliates; to sell such motor vehicle retail installment sale contracts, from time to time, as directed by the servicer in accordance with the terms of the sale and servicing agreement; to issue and sell notes collateralized by its assets; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing. AFS SenSub Corp. is a Nevada corporation which is a wholly-owned subsidiary of AmeriCredit Financial Services, Inc.

                  2.       Capital Contribution:

                  AFS SenSub Corp. purchased, for $1,000, a 100% beneficial ownership interest in the Trust on September 27, 2002.